Index supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the prospectus adden dum dated June 3, 2024, the product supplement no. 3 - I dated April 13, 2023 and the underlying supplement no. 2 - IV dated October 20, 2023 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated March 9, 2026 Rule 424(b)(3) MARCH 2026 S&P® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER Hypothetical and Actual Historical Monthly and Annual Returnsþÿ Backtested Actual Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 1996 0.58% - 0.80% - 0.22% 1997 2.36% 0.16% - 1.05% 2.17% 1.10% 2.14% 2.43% - 2.76% 2.02% - 2.42% 0.61% 0.31% 7.12% 1998 0.73% 2.28% 1.49% 0.40% - 0.40% 1.06% - 0.06% - 4.50% 0.19% 1.55% 1.80% 1.46% 5.98% 1999 1.17% - 1.15% 1.39% 0.23% - 1.09% 1.38% - 0.45% 0.25% - 1.16% 1.61% 0.74% 2.00% 4.94% 2000 - 2.42% - 0.33% 1.89% - 1.38% - 0.55% 0.81% - 0.92% 0.87% - 2.69% - 0.78% - 2.02% - 0.07% - 7.44% 2001 0.94% - 3.22% - 1.90% 1.55% - 0.82% - 0.89% - 0.82% - 1.85% - 2.89% 0.36% 1.39% 0.14% - 7.85% 2002 - 1.39% - 0.47% 0.75% - 1.84% - 0.53% - 1.70% - 2.29% - 0.12% - 2.47% 1.83% 1.08% - 1.47% - 8.36% 2003 - 0.94% - 0.47% 0.20% 1.80% 0.91% 0.31% 0.37% 0.13% 0.16% 1.12% 0.41% 1.77% 5.88% 2004 0.48% 0.36% - 0.91% - 0.50% 0.08% 0.34% - 1.10% 0.02% 0.07% 0.55% 1.30% 1.04% 1.72% 2005 - 0.80% 1.10% - 1.15% - 0.96% 0.21% - 0.35% 1.00% - 0.04% 0.75% - 1.19% 0.75% 0.25% - 0.46% 2006 1.09% - 0.74% 0.73% 1.35% - 1.90% - 0.14% 0.29% 0.92% 0.24% 1.22% 0.46% 0.75% 4.30% 2007 - 0.06% - 1.35% 0.25% 2.27% 0.64% - 0.07% - 1.11% - 0.15% 1.53% 0.86% - 1.42% - 0.60% 0.73% 2008 - 3.92% - 0.43% - 0.23% 1.29% - 0.57% - 3.07% - 0.33% - 0.73% - 2.65% - 1.74% - 0.51% 0.48% - 11.84% 2009 - 2.16% - 2.01% 0.81% 1.33% 1.47% - 0.21% 1.71% 0.66% 0.65% - 0.15% 0.78% 0.11% 2.95% 2010 - 1.16% 0.00% 1.09% - 0.39% - 1.86% - 0.82% 1.99% - 0.98% 1.73% 0.86% - 1.02% 1.56% 0.91% 2011 0.75% 0.63% - 0.48% 1.31% - 0.84% - 0.44% - 0.65% - 2.81% - 1.47% 1.61% - 0.17% 0.13% - 2.48% 2012 0.85% 0.80% 0.22% - 0.56% - 2.47% 1.33% 0.26% 0.35% 0.65% - 0.03% 0.03% 0.54% 1.93% 2013 1.46% - 0.30% 0.32% 0.95% 0.12% - 1.12% 1.37% - 1.02% 1.30% 1.21% 0.68% 0.45% 5.52% 2014 - 1.63% 1.53% 0.11% 0.73% - 0.01% 0.20% - 0.69% 0.67% - 0.79% - 0.35% 0.86% - 1.47% - 0.91% 2015 - 1.19% 2.11% - 0.89% 1.03% - 0.40% - 1.42% 0.64% - 3.75% - 0.73% 2.40% - 0.38% - 0.89% - 3.55% 2016 - 1.97% - 0.59% 1.86% 0.06% 0.13% - 1.10% 0.86% 0.04% - 0.02% - 0.42% 0.14% 1.33% 0.25% 2017 0.34% 1.07% 0.59% 0.49% 0.95% - 0.25% 0.84% 0.03% 0.80% 1.38% 0.53% 0.47% 7.46% 2018 2.29% - 2.51% - 1.13% 0.14% - 0.06% - 0.11% 1.79% 0.39% 0.25% - 2.95% 0.06% - 2.32% - 4.21% 2019 1.51% 0.82% 0.76% 1.32% - 2.78% 2.46% 0.08% - 1.39% 0.94% 0.91% 0.86% 1.62% 7.24% 2020 0.08% - 2.94% - 0.85% 1.06% 0.57% 0.72% 0.93% 1.62% - 1.25% - 0.78% 2.18% 1.08% 2.33% 2021 - 0.10% 0.29% 0.69% 1.16% 0.14% 0.58% 0.58% 0.66% - 1.37% 1.70% - 0.28% 1.30% 5.44% 2022 - 0.89% - 0.84% 0.24% - 2.27% - 0.16% - 2.22% 1.91% - 1.43% - 2.31% 1.54% 1.33% - 1.31% - 6.35% 2023 1.36% - 0.92% 1.37% 0.86% - 0.22% 1.34% 0.54% - 0.69% - 1.54% - 0.70% 2.30% 0.88% 4.61% 2024 0.47% 1.32% 0.95% - 1.02% 1.79% 1.32% - 0.32% - 0.37% 0.04% - 0.75% 0.83% 0.08% 4.39% 2025 0.30% - 0.31% - 2.01% - 1.93% 1.43% 1.41% 0.89% 0.65% 1.19% 1.39% 0.07% - 0.07% 2.98% 2026 0.44% - 0.47% - 0.03% Please refer to the “Selected Risks” and “Disclaimer” on the following page. Historical performance measures for the Index represent hypothetical backtested performance using the performance of the Cons tit uent from November 20, 1996 through September 17, 2023 (labeled “Backtested” in the chart above); and actual performance from September 18, 2023 through February 28, 2026 (labeled “Actual” in the chart abo ve). Except as noted above and in the sections entitled “Use of hypothetical backtested returns” at the end of this document, the hyp othetical monthly and annual returns set forth above were determined using the methodology currently used to calculate the Index. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE R ESU LTS.

MARCH 2026 | S&P® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER Selected Risks þÿ The level of the Index reflects a 0.50% per annum index deduction and the deduction of a notional financing cost, both of whi ch are deducted daily. þÿ JPMorgan Chase & Co. is currently one of the companies that make up the underlying index þÿ The Index may not be successful and may not outperform or underperform the underlying index þÿ The Index may not approximate its target volatility þÿ The daily adjustment of the exposure of the Index to the underlying index may cause the Index not to reflect fully any apprec iat ion of the underlying index or to magnify any depreciation of the underlying index þÿ The Index may be significantly uninvested, which will result in a portion of the Index reflecting no return The risks identified above are not exhaustive. You should also review carefully the related “Risk Factors” section in the rel eva nt disclosure statement and underlying supplement and the “Selected Risk Considerations” in the relevant term sheet or disclosure supplement. Disclaimer Important Information The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. All information herein is s ubj ect to change without notice, however, J.P. Morgan undertakes no duty to update this information. In the event of any inconsistency between the information presented herein and any offering document s, the offering documents shall govern. Use of hypothetical backtested returns Any backtested historical performance information included herein is hypothetical. The constituents and proxy constituents ma y n ot have traded together in the manner shown in the hypothetical backtest of the Index included herein, and no representation is being made that the Index will achieve similar performance. T her e are frequently significant differences between hypothetical backtested performance and actual subsequent performance. The use of alternative “proxy” information may create additional differences b etw een hypothetical backtested and actual performance and allocations. The results obtained from backtesting information should not be considered indicative of the actual results that might be obt ain ed from an investment or participation in a financial instrument or transaction referencing the Index. J.P. Morgan provides no assurance or guarantee that investments linked to the Index will o per ate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, an d s uch hypothetical historical levels have inherent limitations. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropria te. Actual results will vary, perhaps materially, from the hypothetical backtested returns and allocations presented in this document. HISTORICAL AND BACKTESTED PERFORMANCE AND ALLOCATIONS ARE NOT IND ICATIVE OF FUTURE RESULTS. Investment suitability must be determined individually for each investor, and investments linked to the Index may not be suit abl e for all investors. This material is not a product of J.P. Morgan Research Departments. Copyright © 2026 JPMorgan Chase & Co. All rights reserved. For additional regulatory disclosures, please consult: www.jpmorgan.com/disclosures. Information contained on this website is not incorporated by reference in, and should not be considered part of, this document. This monthly update document replaces and sup ersedes all prior written materials of this type previously provided with respect to the Index.